SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C. 20549

                        FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

          Commission File Number 0000-28341
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       Alph-Net Consulting Group, Ltd.
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 (Exact name of registrant as specified in its charter)

  2110 E. Water St., Tucson, Arizona 85715 (520) 322-9918
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Common Stock, $.001 par value per share
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(Title of each class of securities covered by this Form)

      none
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)   [X]   Rule 12h-3(b)(1)(ii)  [ ]
  Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)   [ ]
  Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)  [ ]
  Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6            [ ]
  Rule 12h-3(b)(1)(i)   [ ]

   Approximate number of holders of record as of the
certification or notice date:
         31
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Alph-Net Consulting Group, Ltd., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person(s).

DATE: June 13, 2002
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BY: /s/ Patrick E. McKnight
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        Patrick E. McKnight,
        President and
        Director


BY: /s/ Kathy McKnight
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        Kathy McKnight,
        Secretary and
        Director